Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: March 21, 2007

Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ: CACC

CREDIT ACCEPTANCE ANNOUNCES APPOINTMENT OF NEW DIRECTOR

Southfield, Michigan – March 21, 2007 – Credit Acceptance Corporation (NASDAQ: CACC) (the “Company”) announced today that the Board of Directors has nominated and appointed Scott J. Vassalluzzo to fill the Board vacancy created by the March 15, 2007 resignation of Harry Craig.

Mr. Vassalluzzo is a General Partner at Prescott Investors, Inc., a private investment firm.  Mr. Vassalluzzo joined Prescott Investors in 1998 as an equity analyst and became a General Partner in 2000.  Prior to 1998, Mr. Vassalluzzo worked in public accounting.

As of March 20, 2007, Mr. Vassalluzzo beneficially owned 4,132,746 of the Company’s common stock, including 4,092,746 shares beneficially owned in his capacity as investment manager for certain managed accounts.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.